Exhibit 99.1
Applied Digital’s VeriChip Corporation acquires Instantel, Inc., Including Its Health Security Division Xmark, Expanding Company’s Position in Healthcare Security

Acquisition Further Expands VeriChip Corporation’s RFID Products for People and Increases VeriChip Corporation’s Estimated Annual Revenue to between $22 and $24 Million

Delray Beach, FL - June 10, 2005 - VeriChip Corporation, a subsidiary of Applied Digital (NASDAQ: ADSX), announced today that its Canadian subsidiary has completed the acquisition of Ottawa, Ontario-based Instantel Inc. (www.instantel.com and www.xmarksystems.com). Instantel is a privately-held Canadian company which manufactures high-quality remote monitoring products in the areas of healthcare security and vibration monitoring for a diverse customer base. VeriChip paid $22 million in cash and will issue up to an additional $3 million in the future in some combination of cash, VeriChip Corporation stock and Applied Digital stock, depending on whether and when VeriChip Corporation has an initial public offering of its common stock. With this acquisition, VeriChip Corporation estimates that the combined companies will generate annual (i.e. next 12 months) revenue between $22 and $24 million.

Instantel Inc.’s Xmark® division specializes in smart tag technology for protecting people and assets in healthcare environments. Its Hugs® product line is a popular RFID system for preventing the abduction of newborn infants in hospital, while the WatchMate® system is used in long-term care facilities to protect wander-prone residents. Instantel recorded revenue of $12.8 million for its fiscal year ended December 31, 2004 with EBITDA of approximately $3.6 million. During the past five years, Instantel’s reported revenue reflects a compound annual growth rate of approximately 14%, with strong gross margins and EBITDA margins.

“This acquisition represents another important component of building VeriChip Corporation,” said Kevin H. McLaughlin, CEO of VeriChip Corporation. “Instantel brings to VeriChip a strong R&D and management team, combined with an extensive dealer channel focused on the healthcare market. With the addition of eXI Wireless and now Instantel, VeriChip has acquired a substantial base of revenue, an important distribution network and cutting-edge RFID products for safety and security in healthcare environments. We continue to take aggressive measures to position VeriChip as a leader in RFID for people.”

In connection with this acquisition, Applied Digital issued, in a private placement, warrants and shares of preferred stock for $12.5 million. The preferred stock was purchased by Satellite Strategic Finance Associates, LLC and Satellite Strategic Finance Partners, Ltd. The preferred stock converts into the Company’s common stock at a premium to the Company’s current market price. Applied Digital also entered into a debt financing with those institutional investors for $5 million. Additional details about the private placement, acquisition and financing will be included in the Company’s Form 8-K.

With over twenty years in the remote monitoring industry, Instantel has established a proven track record for high quality and innovative products, efficient production and reliable distribution. Instantel’s product lines are comprised of radio frequency identification (“RFID”) systems for infant protection, wander prevention, emergency response and high-value asset tracking within the healthcare industry and vibration monitoring devices for the construction, mining and blasting industries.

Founded in 1982, Instantel has developed a recurring revenue model, where its installed product base generates annual revenue from the sales of consumable products and from product servicing. Instantel has achieved a leading position within each of its markets. In vibration monitoring Instantel believes it maintains a leading market share position with an estimated 35%. Additionally, in the healthcare security market, Istantel has achieved significant and growing market positions, highlighted by an estimated 30% share in infant protection and 15% share in wander prevention.

About VeriChip

VeriChip is a wholly owned subsidiary of Applied Digital and the only company to provide both implanted and external RFID security solutions for people, their assets, and their environments. From the world’s first and only FDA-cleared, human-implantable RFID microchip to the only patented active RFID tag with skin-sensing capabilities, VeriChip leads the way in next-generation RFID technologies. Today, over 3,000 installations worldwide in healthcare, security, industrial, and government markets benefit from both the protection and cost savings VeriChip’s innovation delivers. For more information on VeriChip, please visit www.verichipcorp.com.

About Applied Digital

Applied Digital develops innovative security products for consumer, commercial, and government sectors worldwide. The Company’s unique and often proprietary products provide security for people, animals, the food supply, government/military arena, and commercial assets. Included in this diversified product line are RFID applications, end-to-end food safety systems, GPS/Satellite communications, and telecom and security infrastructure, positioning Applied Digital as the leader of Security Through Innovation. Applied Digital is the owner of a majority position in Digital Angel Corporation (AMEX: DOC).

For more information, visit the company’s website at http://www.adsx.com.

Statements about the Company’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company’s actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

Contact:
CEOcast, Inc. for Applied Digital
Ken Sgro, 212-732-4300
kensgro@ceocast.com